As filed with the Securities and Exchange Commission on September 2, 2004

Registration No. 333-108081

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yellow Roadway Corporation

(Exact name of registrant as specified in its charter)

Delaware	4213	48-0948788
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Daniel J. Churay

Yellow Roadway Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Charles L. Strauss

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5151

Approximate date of commencement of proposed sale to the public: Not applicable. Deregistration of unsold securities.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [        ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [        ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [        ]

Deregistration of Securities

On August 19, 2003, Yellow Corporation, a Delaware corporation (now known as Yellow Roadway Corporation; the “Company”), filed a registration statement on Form S-4, Reg. No. 333-108081 (as amended, the “Registration Statement”), which the Securities and Exchange Commission (the “Commission”) declared effective on October 17, 2003. The Registration Statement registered a total of 27,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable upon consummation of the merger described therein (the “Roadway Merger”) to holders of Roadway Corporation common stock or holders of options to purchase Roadway Corporation common stock.

The Company has determined that an excess number of shares of Common Stock were registered under the Registration Statement and can be removed from registration. Assuming that all holders of Roadway stock submit their stock certificates and other documentation necessary for the issuance of Common Stock, a maximum of 18,011,625 shares of Common Stock have been or will be issued in connection with the Roadway Merger. Pursuant to the undertaking contained in the Registration Statement, the Company files this post-effective amendment to the Registration Statement to remove from registration the remaining 8,988,375 shares of Common Stock that exceed the shares described above because such shares were not, and are not expected to be, issued in connection with the Roadway Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 31st day of August, 2004.

YELLOW ROADWAY CORPORATION

/s/ Donald G. Barger, Jr.
Donald G. Barger, Jr. Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of August, 2004.

Signature	Title

/s/ William D. Zollars William D. Zollars	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)

/s/ Donald G. Barger, Jr. Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Bhadresh A. Sutaria Bhadresh A. Sutaria	Vice President, Controller and Chief Accounting Officer (principal accounting officer)

Cassandra C. Carr	Director

* Howard M. Dean	Director

* Dennis E. Foster	Director

* John C. McKelvey	Director

* William T. Trubeck	Director

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* Carl W. Vogt	Director

Frank P. Doyle	Director

John F. Fiedler	Director

Phillip J. Meek	Director

*By:	/s/ Donald G. Barger, Jr.
Donald G. Barger, Jr. Attorney-in-Fact

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